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EXHIBIT 23.06
                 [LETTERHEAD OF CS FIRST BOSTON CORPORATION]

We hereby consent to the use of our opinion dated June 1, 1994, as Appendix C to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the merger of Apple Acquisition Corp., a wholly-owned subsidiary of Corning Incorporated, and Nichols Institute and to the references to our firm name under the captions "Summary -- Opinion of CS First Boston" and "Background and Reasons for the Merger; Recommendations of the Nichols Board" in such Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.
                                            CS FIRST BOSTON CORPORATION
                                            By:  /s/ JAMES P. JENKINS
July 28, 1994